Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-146425 on Form S-8, and in Registration Statement No. 333-138182 on Form S-1 of our report dated March 18, 2008, relating to the consolidated financial statements and financial statement schedules of Flagstone Reinsurance Holdings Limited and subsidiaries appearing in this Annual Report on Form 10-K of Flagstone Reinsurance Holdings Limited and subsidiaries for the year ended December 31, 2007.

/s/ Deloitte & Touche
Hamilton, Bermuda
March 18, 2008